CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in Post-Effective Amendment No. 23 to the Registration Statement of Franklin Managed Trust on Form N-1A, File No. 33-9994, of our report dated November 1, 2001, on our audit of the financial statements and financial highlights of Franklin Managed Trust, which report is included in the Annual Report to Shareholders for the year ended September 30, 2001, filed with the Securities and Exchange Commission pursuant to section 30(d) of the Investment Company Act of 1940, which is incorporated by reference in the Registration Statement. We also consent to the reference to our firm under the captions "Financial Highlights" and "Auditor."




                                    /s/ Tait, Weller & Baker
                                    TAIT, WELLER & BAKER



Philadelphia, Pennsylvania
December 17, 2001